U.S. SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940




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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                  HEI, Inc. (HEII)                                 to Issuer (Check all applicable)
   Finch, III  Edwin        W.
-----------------------------------------      --------------------------------------------
(Last)       (First)       (Middle)            3. IRS or Social Security  4. Statement for      X   Director          --- 10% Owner
                                                  Number of Reporting        Month/Year        ---
                                                  Person (Voluntary)         February 2000     ---  Officer (give     --- Other
                                                                                                    title below)          (specify
                                                                                                                          below)
 600 20th Street, Suite 350                                               5. If Amendment,
____________________________________________________                         Date of Original
(Street)                                                                    (Month/Year)

Birmingham    AL                 35203
____________________________________________________
(City)      (State)             (Zip)                                                           7. Individual or Joint/Group Filing
                                                                                                  (Check Applicable Line)
                                                                                                X  Form filed by One Reporting
                                                                                               --  Person
                                                                                               --  Form filed by More than One
                                                                                                   Reporting Person

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                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
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Common Stock $.05 par value      2/4/00     P               5,000    A        $10.75        8,250             D
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*If the form is filed by more than reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----
Stock Option                                                     (1)   11/18/08  Common  55,000           65,000        D
                                                                                 Stock
                                                                                 $.05 par
                                                                                 value
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----
Stock Option                                                     (2)   01/20/10  Common  10,000           65,000        D
                                                                                 Stock
                                                                                 $.05 par
                                                                                 value
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

Explanation of Responses:

(1) The option will become exercisable in full upon the earliest to occur of
(i)11/18/05, or (ii) the first date on which the market value per share of the common shares equals or exceeds $25.00.

(2) The option will become exercisable in full upon the earliest to occur of
(i)01/20/07, or (ii) the first date on which the market value per share of the common shares equals or exceeds $25.00.


**Intentional misstatements or omissions of facts constitute Federal Criminal     /s/ Edwin W. Finch, III            March 30, 2000
  Violations.                                                                  ---------------------------          ---------------

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       **Signature of Reporting Person     Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.
